PARTICIPATION AGREEMENT


         THIS PARTICIPATION AGREEMENT (this "Agreement") is made on the 15th day of October, 1997 (the "Effective Date"), by and between Burlington Coat Factory Warehouse Corporation, a Delaware corporation, on behalf of itself and its' Affiliates (collectively, "BCF"), with offices at 1830 Route 130, Burlington, New Jersey 08016, and Cyber Merchants Exchange, Inc., a California corporation, d/b/a Cyber Merchants Exchange ("C-ME"), with offices at 320 South Garfield Avenue, Suite 318, Alhambra, California 91801.


                                    RECITALS

         WHEREAS, C-ME has developed technology, and desires to engage in the business of providing a service which utilizes such technology, whereby C-ME collects text, graphic images, and other data and information including, without limitation, electronic pictures from manufacturers, vendors and other suppliers of goods and services ("Network Vendors"), and transmits the same via various Internet or other electronic means to the web sites of retailers and other users of goods and services ("Network Users"), thereby creating an electronic showroom and catalogue of goods and services. Each of such web sites shall be either a private Internet Sourcing Network ("ISN"), designed and built for the exclusive use of a retailer, or a public ISN designed for others (such ISN is hereinafter referred to as a "Network," individually, and "Networks," collectively);

         WHEREAS, the collection of services and Networks to be provided by C-ME are hereinafter referred to as the "Magic Net;"


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

         WHEREAS, C-ME desires BCF to become a Network Participant and assist C-ME in the promotion and marketing of the Magic Net to Network Vendors, and BCF is willing to do so on the terms and conditions hereinafter contained;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises contained herein, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         Terms in this Agreement which are capitalized shall have the meanings set forth below or defined elsewhere in this Agreement:

         1.1 "Additional Network" shall mean any Network subscribed to by a Network Vendor in addition to its Base Network.

         1.2 "Additional Network Hosting Fee" shall mean the monthly fee payable to C-ME by any Network Vendor for the hosting of promotional data on fifteen
(15) of such Network Vendor's products and/or services on each of such Network Vendor's Additional Networks.

         1.3 "Additional Network Set-Up Fee" shall mean the initial set-up fee payable to C-ME by any Network Vendor for subscription to any Network other than such Network Vendor's Base Network.

         1.4 "Additional Service Fee" shall mean the fee payable to C-ME for any consulting services C-ME is requested to provide in connection with the installation, hosting or maintenance of the hardware and software required for the Internet E.D.I.


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

         1.5 "Affiliate" shall mean BCF and any corporation, partnership or joint venture, which directly or indirectly is controlled by, or is under common control with BCF. As used herein "control" is defined as directly or indirectly beneficially controlling, owning or holding of record more than 50% of all classes of voting securities of a corporation, or, in the case of an entity which is not a corporation, more than 50% of the equity interest.

         1.6 "BCF Industry Group" shall mean the apparel, linens, juvenile furniture and footwear industries in which, or with which, BCF conducts its business.

         1.7 "Base Network" shall mean the first Network subscribed to by a Network Vendor.

         1.8 "Base Network Hosting Fee" shall mean the monthly fee payable to C-ME by any Network Vendor for the hosting of promotional data on fifteen (15) of such Network Vendor's products and/or services on such Network Vendor's Base Network.

         1.9 "Base Network Set-Up Fee" shall mean the initial set-up fee payable to C-ME by a Network Vendor for subscribing to such Network Vendor's Base Network.

         1.10 "Change Fees" shall mean the fees payable to C-ME by any Network Vendor for changes including, but not limited to, additions, deletions, or modifications made by C-ME to such Network Vendor's product information and/or product images.

         1.11 "Excess Hosting Fee" shall mean the monthly fee payable to C-ME by any Network Vendor for the display of any products in excess of the fifteen (15) products included in the Base or Additional Network Hosting Fees.


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

         1.12 "FOCASTING" shall mean the proprietary technology developed by C-ME whereby Network Users can create their own private web pages by selecting categories and product lines which fall within their specific areas of interest to be pushed and broadcast to such web pages.

         1.13 "Internet Electronic Data Interchange" or "Internet E.D.I." shall mean the electronic exchange of business documents, from computer to computer, between trading partners over the Internet.

         1.14 "Hosting Fees" shall mean any of the Base Network Hosting Fee, the Additional Network Hosting Fee, or any other periodic fee charged to a Network Vendor for the hosting of such Network Vendor's promotional data on the Magic Net.

         1.15 "Net Additional Network Hosting Fee" shall mean the Additional Network Hosting Fees payable to C-ME by any Network Vendor listed on the BCF Vendor List, which Network Vendor participates in an Additional Network other than the BCF Network, minus any share of such fee payable by C-ME to the Network User (other than BCF).

         1.16 "Net Base Network Hosting Fee" shall mean the Base Network Hosting Fees payable to C-ME by any Network Vendor listed on the BCF Vendor List, which Network Vendor participates in a Base Network other than the BCF Network, minus any share of such fee payable by C-ME to the Network User (other than BCF).

         1.17 "Net Excess Hosting Fee" shall mean the Excess Hosting Fees payable to C-ME by any Network Vendor listed on the BCF Vendor List, which Network Vendor


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

participates in either a Base or Additional Network other than the BCF Network, minus any share of such fee payable by C-ME to the Network User (other than BCF).

         1.18 "Set-Up Fees" shall mean any of the Base Network Set-Up Fee and the Additional Network Set-Up Fee charged to a Network Vendor in order to establish any of the services offered by C-ME on the Magic Net.

                                   ARTICLE 2

                         RIGHTS AND OBLIGATIONS OF C-ME

         2.1 C-ME shall use reasonable commercial efforts to provide for BCF a Network consisting of (a) promotional materials provided by Network Vendors who have subscribed to a Network designed with the assistance of BCF and for its exclusive use (the "BCF Network"), and (b) the various specifications and services listed on Exhibit A hereto, incorporated herein by reference. C-ME shall maintain the BCF Network and allow BCF access thereto free of charge. C-ME shall also ensure that no person other than itself and authorized BCF employees shall have access to data on the BCF Network. C-ME shall exercise reasonable commercial efforts to develop and provide an interchange facility for electronic data transmission between BCF and Network Vendors, and between BCF and Network Users, free of charge to BCF for the duration of this Agreement.

         2.2 C-ME shall make available to BCF each new product, service, enhancement or additional feature of the Magic Net as soon as the same shall become available, provided, however, that nothing contained herein shall obligate C-ME to develop any such additional features, products or services.


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

         2.3 C-ME shall provide BCF with the FOCASTING, ISN and Internet E.D.I. software required for data design, storage and transmission on the BCF Network (the "C-ME Software") free of charge, provided, however, that C-ME may charge a reasonable consulting fee to facilitate the connection of the BCF Network to BCF's existing mainframe and network for use of the Internet E.D.I., if C-ME's assistance is requested by BCF. C-ME will exercise reasonable commercial efforts to maintain and provide training and instructional materials for the operation of any C-ME Software or other aspects of the BCF Network (C-ME's obligation under Sections 2.1, 2.2 and 2.3 are collectively referred to herein as the "C-ME Services").

         2.4 To the extent applicable, C-ME hereby grants BCF, for the duration of the term of this Agreement, a royalty-free license to use, solely in connection with the BCF Network, the C-ME Software included or used in connection with the BCF Network, including all updates thereof, and shall indemnify, defend, save and hold BCF harmless from and against any damages finally awarded against BCF (without any limitation of liability) in favor of a third party in a claim by a third party of patent or copyright infringement in connection with the use of the C-ME Software forming the Magic Net, and the use and exploitation of images and data received via the BCF Network and
transmission   or   re-broadcast  of  images  and  data.

         2.5 With respect to transmissions received, directly or indirectly, by BCF from Network Vendors through the BCF Network, C-ME hereby grants to BCF a non-exclusive license to capture, copy, reproduce, display, publish, exploit, and print color images and other such data supplied by Network Vendors. C-ME shall require each Network Vendor to supply C-ME such images and data for use by BCF. C-ME shall provide to BCF, upon finalization, its proposed agreement for use with Network Vendors in order to allow BCF the opportunity to comment thereon.

         2.6 In addition, upon execution of this Agreement, C-ME shall issue to BCF the warrant to purchase shares of C-ME's Common Stock attached hereto as Exhibit B.

         2.7 C-ME shall have the power to negotiate, in its sole discretion, the fees itemized on Exhibit C hereto with other Network Participants and Network Vendors; provided however, C-ME shall seek prior approval from BCF, which approval shall not be unreasonably withheld, of any changes to the fees in which BCF shall share as specified in Article 4.

         2.8 C-ME shall pay to BCF any and all fees as provided in Article 4 hereof.

                                   ARTICLE 3

                         RIGHTS AND OBLIGATIONS OF BCF

         3.1 BCF shall provide to C-ME a list of its Network Vendors and other potential participants in the BCF Network ("BCF Vendor List"). BCF may amend and/or supplement the BCF Vendor List from time to time with supplemental lists of vendors, contractors, suppliers and other parties. C-ME acknowledges and agrees that the BCF Vendor List and its contents are trade secrets and proprietary information of BCF which must be accorded confidential treatment.


         3.2 BCF shall exercise commercially reasonable efforts to assist C-ME in marketing and promoting the Magic Net to potential Network Vendors. In connection with the foregoing, BCF may, in its reasonable discretion, undertake the following:


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

           a) assign project leaders in BCF's management information and vendor compliance departments to work with C-ME personnel to set up and implement the BCF Network, to give input on the development of an electronic data interchange system on the Magic Net as well as assist in marketing efforts;

           b) send mailings to potential Network Vendors to promote participation by such vendors in the Magic Net (such mailing may also encourage and request use of C-ME's electronic data interchange system when such system has been fully developed);

           c) provide the services, from time to time, of Monroe G. Milstein and/or Mark Nesci to contact vendors, selected by said persons in their sole discretion, to promote participation in the Magic Net;

           d) instruct  BCF's  buyers to utilize the BCF  Network;

           e) after the electronic data interchange system on Magic Net has been fully developed and is fully operational to BCF's satisfaction, encourage and request vendor use of such system;

           f) if advisable, hold meetings with vendors (in the form of seminars, breakfast meetings, and the like) in order to market and promote the Magic Net; and

           g) if advisable, issue a joint press release with C-ME after giving due regard to the burdens and responsibilities imposed on a public company in connection with such a release (it being understood that C-ME may not issue any press release naming or otherwise identifying BCF without BCF's prior written consent).


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

         The enumeration of specific actions above is by way of example and not of requirement or limitation. BCF may, in the exercise of its judgment, determine the appropriate actions to be taken to market and promote the Magic Net under the circumstances existing from time to time. C-ME may consult with BCF concerning marketing and promotional efforts but the final determination thereon shall be made by BCF.

         3.3 BCF shall provide C-ME with specifications and data for the creation of the BCF Network. In addition, BCF will work with C-ME to design the BCF Network and provide any and all training and/or instructional materials to C-ME regarding industrial categories and other systems integral to BCF's marketing methods.

         3.4 Neither C-ME nor any other person shall be authorized to use BCF's name to solicit any party to participate in the program, without BCF's prior written approval, in each instance of the content of any communications, written or oral or in any other format, with prospective participants which includes the use of BCF's name.

         3.5 BCF shall acquire, install and maintain the hardware and software, as specified on Exhibit A hereto, necessary for BCF to participate in the BCF Network and the Internet E.D.I.

         3.6 Once the Internet E.D.I. capabilities are implemented with the BCF Network, BCF may develop and implement a system, (with the assistance of C-ME to ensure conformity throughout its Networks), to (a) transmit orders from BCF buyers and other related personnel to each of its Network Vendors, (b) issue invoices for merchandise sold via the BCF Network and (c) facilitate and track the shipping of merchandise between Network Vendors and BCF.


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

         3.7 BCF shall indemnify, defend, save and hold C-ME harmless from and against any claim of any Network Vendor arising as a result of BCF's failure to perform its obligations under a contract with that Network Vendor.

         3.8 BCF shall use its reasonable efforts to use the ISN and Internet E.D.I. services provided by C-ME. BCF shall not promote, endorse, support, have an ownership interest in or receive any revenues from, any competing online electronic showroom or vendor web site service similar to Magic Net during the term of this Agreement.

                                   ARTICLE 4

                                FEES AND CHARGES

         4.1 C-ME shall pay BCF the  following  shares of fees:

           a. Fifty percent (50%) of all Base Network Hosting Fees, including Excess Hosting Fees, if any, collected by C-ME with respect to each Network Vendor, including Foreign Vendors, which subscribes to the BCF Network as its Base Network through C-ME's U.S. offices for the duration of such subscription;

           b. Fifty percent (50%) of all Additional Network Hosting Fees, including Excess Hosting Fees, if any, collected by C-ME with respect to each Network Vendor, including Foreign Vendors, which subscribes to the BCF Network as an Additional Network through C-ME's U.S. offices for the duration of such subscription;

           c. Fifty percent (50%) of the Net Base Network Hosting Fees, Net Additional Network Hosting Fees, and Net Excess Hosting Fees collected by C-ME with respect to each Network Vendor listed on the BCF Vendor List and vendors in BCF's Industry


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

Group, which participates in Magic Net but subscribes to another Network as its Base Network or Additional Network during the first two years after the date of this Agreement; provided, however, that such share shall not be less than thirty-three percent (33%) of the total Base Network Hosting, Additional Network Hosting Fees, and Excess Hosting Fees collected from such Network Vendor for the duration of such subscription. The fees described in this Paragraph 4.1(c) shall be payable by C-ME to BCF for the duration for such subscription of a Network Vendor;

           d. Five percent (5%) of all Base Network Hosting Fees, Additional Network Hosting Fees, and Excess Hosting Fees collected by C-ME with respect to each Network Vendor listed on the BCF Vendor List and vendors in BCF's Industry Group which participates in Magic Net, after the first two of this Agreement, but which does not subscribe to the BCF Network as its Base Network or Additional Network; and

           e. Thirty-Three percent (33%) of all Base Network Hosting Fees, Additional Network Hosting Fees, and Excess Hosting Fees collected by C-ME from each Network Vendor not (i) having its primary place of business within the United States, and (ii) originating transactions from within the United States (a "Foreign Vendor"), which subscribes to the BCF Network as its Base Network or Additional Network; provided, however, that should such Foreign Vendor subscribe to the BCF Network through a foreign affiliate of C-ME in which C-ME does not own a controlling interest and is therefore unable to control the pricing of its services, C-ME shall make no warranties herein as to the share of such fees payable to BCF, but shall exercise its best efforts to obtain up to thirty-three percent (33%) of


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

the Base Network Hosting Fee, Additional Network Hosting Fees, and Excess Hosting Fee for BCF. In the event that BCF's share of the fees collected in this Paragraph 4.1(e) is less than 33%, then BCF shall have the right to approve such lower percentage share or disapprove of such vendor's participation in the BCF Network.

         4.2 Such payments shall be made on a monthly basis, for as long as this Agreement shall be in effect, within thirty (30) days after the end of the immediately preceding month, together with a statement showing revenues and a computation of fees payable for such preceding month. BCF shall not receive any share of any Set-Up Fees, Change Fees, or Additional Service Fees. BCF shall have the right to audit C-ME's books and records from time to time to ensure accuracy of statements provided, and payments made, by C-ME to BCF.

         4.3 With regard to any other monthly recurring fees that may be collected from any Network Vendor, BCF share of such fees shall be in the same percentage as referenced in Paragraph 4.1, as the case may be.


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

                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

         5.1 BCF represents and warrants to C-ME that:

           a. BCF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

           b. BCF has full corporate authority and power to enter into this Agreement and to perform its obligations under this Agreement.

           c. BCF will not sell to, purchase from, provide or exchange with any third party any Network Vendor information identified as confidential information in the agreement for services between C-ME and each such Network Vendor. Notwithstanding, the above no such information shall be deemed confidential to the extent it is otherwise in the possession of BCF without any obligation of confidentiality, is now or hereafter in the public domain, is lawfully obtained from a third party, or is required to be disclosed by law. BCF will maintain limited access to such information and a complete record of all individuals with access thereto.

           d.  BCF's   performance  of  this  Agreement  will  not  violate  any
applicable law or regulation or any agreement to which BCF may now or hereafter be bound.

           e. This Agreement represents a valid obligation of BCF and is fully enforceable against BCF according to its terms.

         5.2 C-ME represents and warrants to BCF that:

           a. C-ME is a corporation duly organized, validly existing and in good standing under the laws of the State of California.


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

           b. C-ME has full corporate authority and power to enter into this Agreement and to perform its obligations under this Agreement.

           c. C-ME's performance of this Agreement will not violate any applicable law or regulation or any agreement to which C-ME may now or hereafter be bound.

           d. This Agreement represents a valid obligation of C-ME and is fully enforceable against C-ME according to its terms.

           e. The C-ME Services shall be completed in a workmanlike manner.

           f. C-ME does not represent or warrant that the C-ME Services will be uninterrupted or error free, nor will C-ME be liable for damages resulting therefrom. C-ME disclaims liability for loss of data in transit between BCF and Network Vendors and between BCF and Network Users.

           g. C-ME does not represent or warrant that information provided by the Network Vendors will be accurate or error free.

THE WARRANTIES SET FORTH ABOVE CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THE SERVICES AND ARE IN LIEU OF ANY OTHER WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


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

                                    ARTICLE 6

                         TERMINATION; DEFAULT; REMEDIES

         6.1 This Agreement may be terminated by the non-defaulting party upon the occurrence of any of the following events of default:

           a. either party fails to pay the other when due any amount due under this Agreement, and such failure continues for a period of fifteen (15) business days after notice has been sent to the non-paying party;

           b. any party (i) files for bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or any similar proceedings, as applicable, or (ii) has a proceeding instituted against it and such proceeding is not dismissed within sixty (60) days; and

           c. a party fails to observe any material obligation specified in this Agreement and such failure is not cured within thirty (30) days of a notice specifying the breach, unless such failure cannot be cured within thirty (30) days but the defaulting party has commenced action to effect such cure within the thirty (30) day period and thereafter is diligently pursuing the same.

                                    ARTICLE 7

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

         7.1 BCF will indemnify, defend and hold C-ME harmless from and against any and all obligations, charges, liabilities, costs, fees, increased taxes or expenses, including without limitation, court costs and reasonable attorneys' fees (including allocated costs of internal


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

counsel), which C-ME may incur or which may be claimed against C-ME by any person or as a result of acts or omissions of BCF, its employees or agents relating to the exercise of, or the failure to exercise, BCF's obligations under this Agreement; provided however, BCF's total cumulative liability shall not exceed the aggregate fees received from C-ME during the six (6) month period prior to the date of such claim.

         7.2 C-ME will indemnify, defend and hold BCF harmless from and against any and all obligations, charges, liabilities, costs, fees, increased taxes of expenses, including without limitation, court costs and reasonable attorneys' fees (including allocated costs of internal counsel), which BCF may incur or which may be claimed against BCF by any person as a result of acts or omissions of C-ME, its directors, officers, employees or agents relating to the exercise of, or the failure to exercise, C-ME's obligations under this Agreement; provided, however, that the total cumulative liability of C-ME for damages (except in the case of willful or intentional acts or omissions) arising from any breach of C-ME's obligations related to or arising from C-ME Services, including claims for indemnity related thereto, shall not exceed an amount equal to the aggregate fees payable to C-ME from Network Vendors participating in the BCF Network during the six-month period previous to the date of such claim.

         7.3 This Section will survive  termination of this  Agreement.

         NEITHER BCF NOR C-ME SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOSS OF PROFITS OF ANY NATURE OR FOR ANY REASON WHATSOEVER ARISING OUT OF, OR RELATED TO, THE PROVISION OR FAILURE TO PROVIDE BCF OR C-ME


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

SERVICES, AS THE CASE MAY BE, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE EVEN IF BCF OR C-ME HAS BEEN NOTIFIED OF THE POSSIBILITIES THEREOF, OTHERWISE THE PARTIES SHALL BE LIABLE FOR SUCH DAMAGES.

         THE FEES SET FORTH IN ARTICLE 4 HEREOF REFLECT THE ALLOCATION OF RISKS BETWEEN THE PARTIES. BY SIGNING THIS AGREEMENT, THE PARTIES HERETO ACKNOWLEDGE AND UNDERSTAND THESE ALLOCATIONS OF RISK LIMITING THE RESPECTIVE LIABILITY OF THE PARTIES HERETO, AND THAT A CHANGE IN THE ALLOCATION OF RISKS SET FORTH IN THIS AGREEMENT WOULD AFFECT SUCH FEES.

                                   ARTICLE 8

                                 CONFIDENTIALITY

         8.1 Both parties agree that each will reveal Confidential Information only to those of its directors, officers, agents or employees with a need to know. "Confidential Information" means all confidential or proprietary information about any other party, including but not limited to software, customer and vendor names, addresses, and account numbers; retail locations; sales volume(s); merchandise mix or other information of the business affairs of either party or Network Vendor, its parent company or its affiliated and subsidiary companies, which that party reasonably considers confidential and/or proprietary. Confidential Information will not include information in the public domain, information already known by the party receiving the information prior to commencing the discussions that led to this


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

Agreement, information lawfully obtained from a third party, and information required to be disclosed by law.

         8.2 Each party agrees not to use Confidential Information nor to disclose Confidential Information to any third party, except as may be necessary for that party to perform its obligations pursuant to this Agreement, unless otherwise agreed upon by the parties or required by law. If either party should disclose Confidential Information to a third party, such party will cause the third party to agree to the confidentiality provisions set forth in this Paragraph. The provisions of this Paragraph will survive the termination of this Agreement.

         8.3 Each party agrees that any violation in breach of the provisions of this Article shall result in irreparable harm to the party to which the Confidential Information belongs and such party shall be entitled to such injunctive relief from any court of competent jurisdiction without the necessity of any undertaking, bond or proof or evidence of injury or damage. Such remedy shall be in addition to, and not in lieu of, any other right or remedy available to each party under law or equity.

                                    ARTICLE 9

                                  MISCELLANEOUS

         9.1 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled, or telecopied, or if mailed, three days after mailing (one business day in the case of express mail


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or overnight courier service),  to the address of the party for whom intended at such  address as is set forth at the  beginning  of this  Agreement,  Attention:
President, or at such other address as such party may hereafter specify by written notice to the other party.

         9.2 In the event that any provision (or any portion of any provision) of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement (and the remaining portion of any provision found void or unenforceable in part only) shall continue in full force and effect. Additionally, in the event this Agreement or any provision or portion thereof shall be held to violate any rule against perpetuities or any other rule limiting the duration of the term of this Agreement, then this Agreement or any such provision or portion thereof shall be automatically amended (and any court of competent jurisdiction is hereby requested to amend it) so as to extend for the longest period possible, including extension, which shall not be in violation of any such rule, it being the intent of the parties to provide the longest term possible.

         9.3 This Agreement, and the Exhibits attached hereto, constitute the entire understanding and contract among the parties with respect to the subject matter hereof, supersedes all prior agreements and understanding between them, written or oral, and may not be modified, amended or terminated orally.

         9.4 A waiver of any breach or violation of any term, provision, agreement, covenant or condition herein contained shall not be deemed to be a continuing waiver or a waiver of any future or past breach or violation.


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         9.5 This  Agreement  may not be assigned by any party without the prior written consent of the other party, which consent may be withheld or denied in the non-assigning party's sole discretion.

         9.6 This Agreement shall be binding upon and shall inure to the benefit of all representatives, nominees, transferees, successors and assigns.

         9.7 The following procedure will be adhered to in all disputes that arise under this Agreement, except in circumstances in which a party seeks injunctive relief to protect its trademarks or other intellectual property and its Confidential Information. Either party to this Agreement must notify the other party of the nature of the dispute with as much detail as possible about the deficient performance of the other party. Each party shall have a representative who is knowledgeable of the services and empowered to represent the respective party in dispute negotiations ("Project Manager"). The Project Managers shall meet telephonically or in person as soon as possible, but no later than thirty (30) days after the date of the written notification, to reach an agreement about the nature of the deficiency and the corrective action to be taken by the respective parties. The Project Managers shall within fifteen (15) days after such meeting produce a report about the nature of the dispute in detail to their respective management. If the Project Managers are unable to agree on corrective action, the respective managers to whom the Project Managers report or their successors ("Management") shall meet telephonically or in person to facilitate an agreement as soon as possible, but no later than fifteen (15) days after the date of the report. If Management cannot resolve the dispute with a written plan of corrective action as soon as possible, but no later


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than  sixty  (60) days  after  their  initial  meeting,  or if the  agreed  upon completion dates in the written plan of corrective action are exceeded, either party may proceed with its respective rights under this Agreement.

         9.8 In the event of any dispute, claim, question or disagreement between the parties arising out of or relating to the Agreement, the parties shall use their best efforts to settle such dispute, claims, questions or disagreements. To this effect, they shall consult and negotiate with each other and in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the parties. If they do not reach such solution, then upon notice by either party to the other, claims, questions or disagreements shall be settled by final and binding arbitration in accordance with the Expedited Procedures of the Commercial Rules of the American Arbitration Association, or such other procedures applicable to disputes of this type.

         Within fifteen (15) days after the notice of election to arbitrate by either party to the other as described above, each party shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the parties or their attorneys may request the American Arbitration Association to appoint the third neutral arbitrator. Prior to the commencement of hearings, each of the arbitrators appointed shall take an oath of impartiality. The arbitrators must be members of the State Bar actively engaged in the practice of law with expertise in the process of deciding disputes and interpreting contracts in computer services. The arbitrators shall award to the prevailing party,


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if any, as determined by the arbitrators,  all of its costs and fees. "Costs and fees" means all reasonable pre-award expenses of the arbitration, including the arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorney's fees. Upon the request of a party, the arbitrators' award shall include findings of fact and conclusion of law. The arbitrators shall provide copies of such award to the parties. Any award may be entered by the prevailing party in any court of competent jurisdiction.

         9.9 No breach of any obligation of a party to this Agreement shall constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach shall, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. This section shall in no way limit the right of either party to this Agreement to make any claim against third parties for any damages suffered due to said causes.

         9.10 This Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to Agreements made and wholly to be performed within said state.


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         9.11  Whenever  used in this  Agreement,  words  denoting the masculine gender shall include the feminine and neuter gender and vice versa, as appropriate, and words denoting the singular number shall include the plural and vice versa, as appropriate.

         9.12 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


                                     CYBER MERCHANTS EXCHANGE, INC.
                                     d/b/a Cyber Merchants Exchange



                                     By:               /S/
                                        Frank Yuan
                                        President and Chief Executive Officer



                                     BURLINGTON COAT FACTORY
                                     WAREHOUSE CORPORATION


                                     By:               /S/
                                        Mark A. Nesci
                                        Vice President/ Chief Operating Officer




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                                    EXHIBIT A

                   Service Specifications for the BCF Network

         What C-ME will provide:

         C-ME will create a private ISN for BCF which will function similar to C-ME's existing web site (http://www.c-me.com) and feature C-ME's Focused Broadcasting (FOCASTING) software.

         The private ISN will have a database of products broken down in product categories according to BCF's specifications. C-ME will take the information provided to it by vendors who join BCF's ISN and create uniform web listings. The uniform web listing can include the following information: a picture of the product, product descriptions, fabric content, sizes, packing ratios, delivery terms, and country of origin. The uniform web listings will then be placed in product categories furnished by BCF.

         BCF's buyers can access this information through the use of C-ME's FOCASTING software. Similar to PointCast(TM) services, FOCASTING will enable BCF's buyers to create individual web pages which contain only those product categories that fall within their specific areas of interest. After their customized web page is created, the FOCASTING software will "push" or broadcast directly to the buyer's desktop all products within BCF's ISN that fall within the product categories selected by the buyer. For example, if a Men's Jeans buyer created a customized web page using FOCASTING and selected "Men's Jeans," the FOCASTING software will transmit all the information and images relating to Men's Jeans within BCF's ISN to the buyer each time he/she logs on.

         C-ME will also provide support to BCF's buyers and other personnel in order to educate them on how to use BCF's ISN and FOCASTING software.

         Lastly, once created, C-ME will provide BCF with Internet E.D.I. software and, if requested, provide a for-fee consulting on how to incorporate the Internet E.D.I. software with BCF's existing computer network and mainframe.

         What BCF needs to use the ISN:

         BCF must acquire and maintain as many work stations as are necessary for BCF's buyers to access BCF's ISN and use the FOCASTING software. The work stations must have Internet access and be equipped with the appropriate web browser software. BCF may also acquire and maintain a web server which will enable it to


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capture and store all information, including but not limited to, data, pictures, and images, contained on BCF's ISN.


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                                    EXHIBIT B

                                Warrant Agreement



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                                    EXHIBIT C

               SCHEDULE OF FEES PAYABLE TO C-ME BY NETWORK VENDORS



1.  Base Network Set-Up Fee:                                 $300.00

2.  Base Network Hosting Fee:                                $150.00/month

3.  Additional Network Set-Up Fee:                           $100.00

4.  Additional Network Hosting Fee:                          $20.00/month

5.  Excess Hosting Fee:                                      $1.00/month/product

6.  Change Fees:
      a.  Changes to product description and product image:  $5.00/change
      b.  Changes to product image:                          $3.00/change
      c.  Changes to product description:                    $2.00/change

7.  Base Network Set-Up Fee with Internet EDI:               $500.00

8.  Base Network Hosting Fee with Internet EDI:              $200.00 - 300.00



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